UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                               (Amendment No. 1 )

                             InfoSearch Media, Inc.
                             ----------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    45677V108
                                    ---------
                                 (CUSIP Number)

                                  May 26, 2006
                                  ------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [ ] Rule 13d-1(b)
                             [X] Rule 13d-1(c)
                             [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                               ---------------------

CUSIP No.  45677V108                      13G              Page  2 of 16 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jay Goldman Asset Management, L.L.C.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,242,200
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,242,200
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,242,200
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.7%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

----------------------------                               ---------------------

CUSIP No.  45677V108                      13G              Page  3 of 16 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jay G. Goldman
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,142,200
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            2,142,200
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,142,200
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.7%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

----------------------------                               ---------------------

CUSIP No.  45677V108                      13G              Page  4 of 16 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Woodmont Investments Limited
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,242,200
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,242,2000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,242,200
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.7%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

----------------------------                               ---------------------

CUSIP No.  45677V108                      13G              Page  5 of 16 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           J. Goldman Capital Advisors, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             900,000
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            900,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           900,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

----------------------------                               ---------------------

CUSIP No.  45677V108                      13G              Page  6 of 16 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           The Jay Goldman Master Limited Partnership
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             900,000
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            900,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           900,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

----------------------------                               ---------------------

CUSIP No.  45677V108                      13G              Page  7 of 16 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Open Road Management, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             530,000
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            530,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           530,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.2%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

----------------------------                               ---------------------

CUSIP No.  45677V108                      13G              Page  8 of 16 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Thomas Isenberg
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            30,000
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             530,000
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                30,000
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            530,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           560,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.2%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

----------------------------                               ---------------------

CUSIP No.  45677V108                      13G              Page  9 of 16 Pages
----------------------------                               ---------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Open Road Partners, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             275,000
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            275,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           275,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

Introductory Note
-----------------

This Amendment No. 1 (the "Amendment") amends the Schedule 13G originally filed on May 6, 2006 (the "Schedule 13G") and is filed with respect to the Common Stock of InfoSearch Media, Inc., a corporation organized under the laws of the State of Delaware. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Schedule 13G.

This Amendment, among other things (i) adds The Jay Goldman Master Limited Partnership, a Delaware limited partnership ("MLP"), and J. Goldman Capital Advisors, L.P., a Delaware limited partnership ("Capital Advisors"), as "Jay Goldman Reporting Persons" and (ii) corrects an error in the Schedule 13G in the number of shares reported to be held directly by Woodmont.


Item 2(a):    Name of Person Filing:
----------    ----------------------

         Item 2(a) of the Schedule 13G is hereby amended by adding the following thereto:

     7. Capital Advisors, with respect to shares of Common Stock directly beneficially owned by MLP and shares of Common Stock issuable upon exercise of warrants held by MLP (the "MLP Shares"); and

     8. MLP, with respect to shares of Common Stock held directly by it and shares of Common Stock issuable upon exercise of warrants held by it.

          Capital Advisors may be deemed to beneficially own the MLP Shares by virtue of its position as the management company of MLP. Mr. Goldman may be deemed to beneficially own the MLP Shares by virtue of his position as president of the general partner of Capital Advisors. Capital Advisors and MLP, together with JGAM, Mr. Goldman and Woodmont, are hereinafter sometimes collectively referred to as the "Jay Goldman Reporting Persons."

Item 2(b):    Address of Principal Business Office or, if None, Residence:
----------    ------------------------------------------------------------

          Item 2(b) of the Schedule 13G is hereby amended by adding the following thereto:

          The address of the principal business office of Capital Advisors and MLP is c/o J. Goldman & CO. LP, 152 West 57th Street, New York, New York 10019.

Item 2(c):    Citizenship:
----------    ------------

         Item 2(c) of the Schedule 13G is hereby amended by adding the following thereto:

         Capital Advisors is organized under the laws of the State of Delaware. MLP is organized under the laws of the State of Delaware.

Item 4:       Ownership:
-------       ----------

          Item 4 of the Schedule 13G is hereby amended by deleting the entirety of the text thereof and replacing it with the following:

A. JGAM
   ----

          (a) Amount beneficially owned: 1,242,200 shares of Common Stock.
          (b) Percent of class: 2.7%. This percentage is based upon a total of 45,497,177 shares of Common Stock issued and outstanding as of May 15, 2006, as reported in the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2006 (the "Reported Share Number").
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 1,242,200
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 1,242,200


B. Mr. Goldman
   -----------

         (a) Amount beneficially owned: 2,142,200 shares of Common Stock, consisting of 1,242,200 shares of Common Stock held by Woodmont, 600,000 shares of Common Stock held by MLP and 300,000 shares of Common Stock issuable upon exercise of warrants held by MLP.
          (b) Percent of class: 4.7%. This percentage is based upon a total of 45,797,177 shares of Common Stock, calculated as the sum of (i) the Reported Share Number and (ii) the 300,000 shares of Common Stock issuable upon exercise of warrants held by MLP.
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 2,142,200
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 2,142,200

C. Woodmont
   --------

          (a) Amount beneficially owned: 1,242,200 shares of Common Stock.
          (b) Percent of class: 2.7%. This percentage is based upon the Reported Share Number.
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 1,242,200
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 1,242,200


D. Capital Advisors
   ----------------

          (a) Amount beneficially owned: 900,000 shares of Common Stock, consisting of 600,000 shares of Common Stock held directly by MLP and 300,000 shares of Common Stock issuable upon exercise of warrants held by MLP.
          (b) Percent of class: 2.0%. This percentage is based upon a total of 45,797,177 shares of Common Stock, calculated as the sum of (i) the Reported Share Number and (ii) 300,000 shares of Common Stock issuable upon exercise of warrants held by MLP.
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 900,000
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 900,000


E. MLP
   ---

          (a) Amount beneficially owned: 900,000 shares of Common Stock, consisting of 600,000 shares of Common Stock held directly by it and 300,000 shares of Common Stock issuable upon exercise of warrants held by it.
          (b) Percent of class: 2.0%. This percentage is based upon a total of 45,797,177 shares of Common Stock, calculated as the sum of (i) the Reported Share Number and (ii) 300,000 shares of Common Stock issuable upon exercise of warrants held by it.
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 900,000
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 900,000

F. Open Road Management
   --------------------

          (a) Amount beneficially owned: 530,000 shares of Common Stock, consisting of 250,000 shares of Common Stock held by Open Road Partners, 25,000 shares of Common Stock issuable upon exercise of warrants held by Open Road Partners, 180,000 shares of Common Stock held by Woodmont, as to which the Open Road Reporting Persons have been granted authority to vote or dispose of such shares of Common Stock (the "Woodmont Joint Shares"), 50,000 shares of Common Stock held by MLP, as to which the Open Road Reporting Persons have been granted authority to vote or dispose of such shares of Common Stock (the "MLP Joint Shares") and 25,000 shares of Common Stock issuable upon exercise of warrants held by MLP, as to which authority has been granted to the Open Road Reporting Persons to vote or dispose of such warrants (the "MLP Joint Warrants").
          (b) Percent of class: 1.2%. This percentage is based upon a total of 45,547,177 shares of Common Stock, calculated as the sum of (i) the Reported Share Number, (ii) the MLP Joint Warrants and (iii) 25,000 shares of Common Stock issuable upon exercise of warrants held by Open Road Partners.
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 455,000
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 455,000


G. Mr. Isenberg
   ------------

          (a) Amount beneficially owned: 560,000 shares of Common Stock, consisting of 250,000 shares of Common Stock held by Open Road Partners, 25,000 shares of Common Stock issuable upon exercise of warrants held by Open Road Partners, the Woodmont Joint Shares, the MLP Joint Shares, the MLP Joint Warrants and 30,000 shares of Common Stock held directly by Mr. Isenberg.
          (b) Percent of class: 1.2%. This percentage is based upon a total of 45,547,177 shares of Common Stock, calculated as the sum of (i) the Reported Share Number, (ii) the MLP Joint Warrants and (iii) 25,000 shares of Common Stock issuable upon exercise of warrants held by Open Road Partners.
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: 30,000
              (ii)  Shared power to vote or direct the vote: 530,000
              (iii) Sole power to dispose or direct the disposition: 30,000
              (iv)  Shared power to dispose or direct the disposition: 530,000


H. Open Road Partners
   ------------------

          (a) Amount beneficially owned: 275,000 shares of Common Stock, consisting of 250,000 shares of Common Stock held directly by it and 25,000 shares of Common Stock issuable upon exercise of warrants held by it.
          (b) Percent of class: 0.6%. This percentage is based upon a total of 45,522,177 shares of Common Stock, calculated as the sum of (i) the Reported Share Number and (ii) 25,000 shares of Common Stock issuable upon exercise of warrants held by it.
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 275,000

              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 275,000


          By virtue of the relationships among the Jay Goldman Reporting Persons, the Open Road Reporting Persons and Open Road Partners, the Jay
Goldman Reporting Persons, the Open Road Reporting Persons and Open Road Partners may be deemed to be a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act. The Jay Goldman Reporting Persons expressly disclaim beneficial ownership of any of the shares of Common Stock beneficially owned by any of the Open Road Reporting Persons or by Open Road Partners, except with respect to the Woodmont Joint Shares, MLP Joint Shares and MLP Joint Warrants. The Open Road Reporting Persons and Open Road Partners expressly disclaim beneficial ownership of any of the shares of Common Stock beneficially owned by any of the Jay Goldman Reporting Persons, except with respect to the Woodmont Joint Shares, MLP Joint Shares and MLP Joint Warrants. Open Road Management and Open Road Partners expressly disclaim beneficial ownership of the 30,000 shares of Common Stock owned directly by Mr. Isenberg.

Item 10:      Certification:
--------      --------------

          Each Reporting Person hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE
                                   ---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  May 26, 2006

                                 JAY GOLDMAN ASSET MANAGEMENT, L.L.C.

                                 By:  /s/ Jay G. Goldman
                                      ------------------------------------------
                                      Name:  Jay G. Goldman
                                      Title: Manager


                                 JAY G. GOLDMAN

                                 /s/ Jay G. Goldman
                                 -----------------------------------------------
                                 Jay G. Goldman


                                 WOODMONT INVESTMENTS LIMITED

                                 By:  Jay Goldman Asset Management, L.L.C.,
                                      its investment adviser

                                      By: /s/ Jay G. Goldman
                                          --------------------------------------
                                          Name:  Jay G. Goldman
                                          Title: Manager


                                 THE JAY GOLDMAN MASTER LIMITED PARTNERSHIP

                                 By: J. Goldman Capital GP LLC,
                                     its general partner

                                      By: /s/ Jay G. Goldman
                                          --------------------------------------
                                          Name:  Jay G. Goldman
                                          Title: Sole Member


                                 J. GOLDMAN CAPITAL ADVISORS, L.P.

                                 By:  J. Goldman Capital Management, Inc.,
                                      its general partner

                                      By: /s/ Jay G. Goldman
                                          --------------------------------------
                                          Name:  Jay G. Goldman
                                          Title: President

                                  OPEN ROAD MANAGEMENT, LLC

                                  By: /s/ Thomas Isenberg
                                      ------------------------------------------
                                      Name:  Thomas Isenberg
                                      Title: Manager



                                  OPEN ROAD PARTNERS, L.P.

                                  By: Open Road Capital, LLC,
                                      its general partner

                                  By: /s/ Thomas Isenberg
                                      ------------------------------------------
                                      Name:  Thomas Isenberg
                                      Title: Managing Member



                                  THOMAS ISENBERG

                                  /s/ Thomas Isenberg
                                  ----------------------------------------------
                                  Thomas Isenberg


       [SIGNATURE PAGE TO AMENDMENT NO. 1 TO SCHEDULE 13G WITH RESPECT TO
                             INFOSEARCH MEDIA, INC.]

                                  EXHIBIT INDEX
                                  -------------

Exhibit 99.1: Joint Filing Agreement, by and among Jay Goldman Asset
              Management, L.L.C., Jay G. Goldman, Woodmont Investments Limited,
              J. Goldman Capital Advisors, L.P., The Jay Goldman Master Limited Partnership, Open Road Management, LLC, Thomas Isenberg and Open Road Partners, L.P., dated May 26, 2006.